Press Release

FOR IMMEDIATE RELEASE

Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851; cell 412-335-9488 Neil.Cotiaux@fhlb-pgh.com

FHLBANK PITTSBURGH SUPPORTS MEMBER DEMAND FOR LIQUIDITY

PITTSBURGH, September 13, 2007 – In light of events affecting the credit markets, the Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) has experienced an increase in member demand for liquidity and is releasing the following information regarding outstanding balances of collateralized loans to members, also called advances. The third quarter-to-date (i.e. two months ended August 31, 2007) average balance was $56.4 billion, more than 23 percent higher than the second quarter average balance of $45.8 billion reported for June 30, 2007.

“FHLBank Pittsburgh is doing exactly what it was designed to do 75 years ago: provide members with liquidity to ensure the availability of funds to the U.S. housing market,” said John R. Price, president and chief executive officer, FHLBank Pittsburgh. “We believe this increase demonstrates the strength and stability of the AAA-rated FHLBanks, particularly during times of market disruption, and we are pleased to be able to reliably fund advance demand for our members.”

The Bank’s portfolio is comprised in part of short-term and overnight funding, with activity that can be volatile. As market conditions change rapidly, members’ short-term funding requirements could materially impact FHLBank Pittsburgh’s outstanding balance of loans to members.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At June 30, 2007, it had 335 members in its district of Delaware, Pennsylvania and West Virginia and approximately $82 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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